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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2001

MATRIX PHARMACEUTICAL, INC.
(Exact name of Registrant as specified in its charter)

Commission file number 000-19750

Delaware	94-2957068
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

34700 Campus Drive
Fremont, California 94555
(Address of principal executive offices)

(510) 742-9900
(Registrant's telephone number, including area code)

Not applicable (Former name or former address, if changed since last report)

Item 5. Other Events

Oncologic Drugs Advisory Committee Reviews IntraDose®.

    The Oncologic Drugs Advisory Committee (ODAC) voted unanimously on September 10, 2001 that, based on a standard approval scenario, Matrix Pharmaceutical, Inc. had not demonstrated substantial evidence that IntraDose® (cisplatin/epinephrine) Injectable Gel is safe and effective in the treatment of symptomatic recurrent head and neck cancer.

    The committee discussed the question of whether or not tumor response rates in the two clinical trials were reasonably likely to predict clinical benefit. On this issue, six panel members voted "yes" and seven "no." ODAC members also requested discussion and a vote on whether IntraDose should be approved based on accelerated approval. In response to this question, three panel members voted "yes" and nine "no" (with one abstention).

    Matrix intends to continue to explore with the FDA the next steps for IntraDose.

    The FDA posted the draft review of the Matrix New Drug Application (NDA) on September 7, which included an initial recommendation against marketing approval of IntraDose.

    IntraDose is a novel drug system designed to provide local tumor control through direct injection while reducing the systemic side effects associated with intravenous administration. Matrix submitted their NDA to the FDA for approval of IntraDose as a treatment for patients with recurrent or refractory, advanced squamous cell carcinoma of the head and neck (HNSCC) on January 4, 2001.

    This Form 8-K may contain, in addition to historical information, forward-looking statements, including without limitation, statements regarding the timing and outcome of regulatory reviews and clinical trials. Any such forward-looking statements are based on management's current expectations and are subject to a number of risks and uncertainties such as no assurance of regulatory approvals; uncertainties associated with clinical trials; history of losses; future profitability uncertain; additional financing requirements and uncertain access to capital markets; limited sales and marketing experience; limited manufacturing experience; dependence on sources of supply; rapid technological change; substantial competition; uncertainty regarding patents and proprietary rights; uncertainty of pharmaceutical pricing; and no assurance of adequate reimbursement. Please see the "Risk Factors" section included in Form 10-K for the year ended December 31, 2000. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MATRIX PHARMACEUTICAL, INC.
Date: September 19, 2001	By:	/s/ DAVID W. PRITCHARD David W. Pritchard Senior Vice President and Chief Financial Officer
Signing on behalf of the registrant as principal financial officer

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  Item 5. Other Events
SIGNATURE